UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Omni Financial Services, Inc.

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Six Concourse Parkway, Suite 2300

Atlanta, GA 30328

Notice of Annual Meeting of Shareholders

Dear Fellow Shareholders:

We cordially invite you to attend the 2007 Annual Meeting of Shareholders of Omni Financial Services, Inc., the holding company for Omni National Bank. At the meeting we will report on our performance in 2006 and answer your questions. We are excited about our accomplishments and we look forward to discussing both our accomplishments and our plans with you. We hope that you can attend the meeting and look forward to seeing you there.

This letter serves as your official notice that we will hold the meeting on Tuesday, April 17, 2007 at 8:00 a.m. at the Crowne Plaza Ravinia (Perimeter Center), 4355 Ashford Dunwoody, Atlanta, GA 30346, for the following purposes:

1.	To elect nine members to the Board of Directors of the Company;

2.	To ratify the selection of Crowe Chizek and Company LLC as our independent registered public accounting firm for the fiscal year ended December 31, 2007; and

3.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.

Shareholders owning our common stock at the close of business on March 2, 2007 are entitled to attend and vote at the meeting. A complete list of these shareholders will be available at our main office prior to the meeting and at the meeting location on April 17, 2007.

Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to us as promptly as possible.

By order of the Board of Directors,

Stephen M. Klein	Irwin M. Berman
Chairman, Chief Executive Officer	President

Atlanta, Georgia

March 21, 2007

Omni Financial Services, Inc.

Six Concourse Parkway, Suite 2300

Atlanta, GA 30328

Proxy Statement for Annual Meeting of

Shareholders to be Held on April 17, 2007

Our Board of Directors is soliciting proxies for the 2007 Annual Meeting of Shareholders which will be held on Tuesday, April 17, 2007 at 8:00 a.m. at the Crowne Plaza Ravinia (Perimeter Center), 4355 Ashford Dunwoody, Atlanta, GA 30346. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.

Voting Information

The Board has set March 2, 2007 as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to attend and vote on all matters properly presented at the meeting, with each share entitled to one vote. There were 25,000,000 shares of common stock authorized and 11,334,807 shares outstanding on the record date of March 2, 2007. All share figures in this proxy statement reflect the Company’s May 1, 2006 two for one reverse stock split. A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists. Cumulative voting of shares is not permitted.

Many of our shareholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. If you hold your shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these materials are being forwarded to you by your broker or nominee, which is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use to direct your broker or nominee as to how to vote these shares.

When you sign the proxy card, you appoint Mr. Stephen M. Klein and Mr. Irwin M. Berman as your representatives at the meeting. Mr. Klein and Mr. Berman will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Mr. Klein and Mr. Berman will vote your proxy for the election to the Board of Directors of all nominees listed below under “Election Of Directors” and the ratification of Crowe Chizek and Company LLC as our independent registered public accounting firm for the year ending December 31, 2007. We are not aware of any other matters to be considered at the meeting. However, if any other matters come before the meeting, Mr. Klein and Mr. Berman will vote your proxy on such matters in accordance with their judgment.

You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting. Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that brokers do not vote on some proposals but that they do vote on others are referred to as "broker non-votes" with respect to the proposals not voted upon. A broker non-vote does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. In addition, if a shareholder abstains from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal.

We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders, which is approximately $6,000. Upon written or oral request, we will promptly deliver a separate copy of our annual report on Form 10-K, or this proxy statement to our shareholders at a shared address to which a single copy of the document was delivered. Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so. We are distributing this proxy statement on or about March 21, 2007.

Proposal No. 1: Election of Directors

Shareholders will elect nine nominees as directors at the meeting to serve a one-year term, expiring at the 2008 Annual Meeting of Shareholders or until their successors are elected and qualified. If a quorum is present at the meeting, a plurality of the votes cast by the shares entitled to vote in the election of the directors at the meeting is required to elect each nominee.

The Board of Directors recommends that you elect Eliot M. Arnovitz, Irwin M. Berman, L. Lynnette Fuller-Andrews, Esq., Peter Goodstein, Esq., M.B.A., Barbara Babbit Kaufman, Stephen M. Klein, J.D., Jeffrey L. Levine, Esq., Ulysses Taylor, Esq., C.P.A., and Garrett Van de Grift, J.D. (new nominee in 2007 and not a current member of the Board of Omni Financial Services).

If you submit a proxy but do not specify how you would like it to be voted, Mr. Klein and Mr. Berman will vote your proxy to elect Mr. Arnovitz, Mr. Berman, Ms. Fuller-Andrews, Esq., Mr. Goodstein, Esq., M.B.A., Ms. Kaufman, Mr. Klein, J.D., Mr. Levine, Esq., Mr. Taylor, Esq., C.P.A., and Mr. Van de Grift, J.D. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Mr. Klein and Mr. Berman will vote instead for a replacement to be recommended by the Board of Directors, unless you specifically instruct otherwise in the proxy.

Set forth below is certain information about the nominees. Each of the nominees will also serve as a director of our subsidiary, Omni National Bank.

Name	Year First Elected	Year Term Expires	Position
Eliot M. Arnovitz	2000	2008	Director
Irwin M. Berman	2000	2008	President, Chief Operating Officer and Director
L. Lynnette Fuller-Andrews (1)	2003	2008	Director
Peter Goodstein	2000	2008	Director
Barbara Babbit Kaufman	2003	2008	Director
Stephen M. Klein	1992	2008	Chief Executive Officer and Chairman of the Board
Jeffrey L. Levine	1992	2008	Executive Vice President, Chief Community Redevelopment Lending Officer and Director
Ulysses Taylor (1)	2003	2008	Director
Garrett Van de Grift	—	2008	Director Nominee

(1)	Ms. Fuller-Andrews and Mr. Taylor joined the board of Omni National Bank in 2000.

Eliot M. Arnovitz, 59, has been the president of M&P Shopping Centers, a real estate management company since 1981. He is active in many civic organizations including the Jewish Federation of Greater Atlanta, the Greenfield Hebrew Academy, the American Cancer Society, The Georgia Center for Children and the American Jewish Joint Distribution Committee. Mr. Arnovitz earned his B.A. in Sociology from Tulane University.

Irwin M. Berman, 46, has served as Omni’s president and chief operating office since 2005. Mr. Berman served as Omni’s executive vice president from 2000 to 2005 and as its chief credit officer from 2000 to 2003. He has served on the board and is past chairman of the Atlanta Chapter of Robert Morris Associates. Mr. Berman received his B.S. in Commerce and Business Administration from the University of Alabama.

L. Lynnette Fuller-Andrews, 39, has been Assistant General Counsel for Hanesbrands Inc. (formerly Sara Lee Branded Apparel), a consumer products manufacturer, since 2001. Prior to joining Hanesbrands Inc, she was an assistant professor of public law and government at the University of North Carolina’s Institute of Government. Ms. Fuller-Andrews is active in many civic and professional organizations including the Sara Lee Center for Women’s Health, where she is a director, Smart Start of Forsyth County, the City of Winston-Salem’s Chronic Homelessness Commission and the North Carolina Bar Association. Ms. Fuller-Andrews earned her J.D. and B.A. in Economics and Industrial Relations from the University of North Carolina at Chapel Hill.

Peter Goodstein, 63, since 1970, has been a practicing attorney in Flint, Michigan, where he represents governmental bodies. He also serves on the board of directors of Laro Coal & Iron Co., a family-owned holding company. In addition to his legal background, Mr. Goodstein has international experience in the trading of various commodities.

Barbara Babbit Kaufman, 52, is currently C.E.O. of BBK Enterprises, a consulting firm with a focus on motivational speaking. From 1990 to 2002, Ms. Kaufman was C.E.O. and co-founder of Chapter 11* The Discount Bookstore, a retail chain of discount bookstores in Georgia. Ms. Kaufman also serves on the boards of directors of The Metropolitan Rapid Transit Authority, also known as MARTA, and Georgia State University. Ms. Kaufman received her B.B.A. in Accounting from Georgia State University.

Stephen M. Klein, 53, is currently the chairman of the board of directors and C.E.O. of Omni Financial Services. Before he co-founded Omni in 1992, Mr. Klein was chairman and C.E.O. of Diversified Insurance and managing partner of MKM Investment Company, a diversified real estate company. Mr. Klein is also involved in many professional and civic organizations and is a member of the board of the Jewish Federation of Greater Atlanta and the Southeastern Chapter of Israel Bonds. Mr. Klein attended Northwood University and received his J.D. from John Marshall Law School.

Jeffrey L. Levine, 65, has served as executive vice president of Omni Financial Services and president of Omni Community Development Corporation since co-founding Omni in 1992. Prior to co-founding Omni, Mr. Levine maintained a real estate and development law practice in Georgia. Mr. Levine is active in many professional and civic organizations, including AID Atlanta. Mr. Levine received his J.D. from the Woodrow Wilson College of Law and attended the University of Pittsburgh.

Ulysses Taylor, 48, has been the chair of the accounting department of Fayetteville State University since 2001. He is also a professor of business law, tax and accounting. Mr. Taylor, a Certified Public Accountant, received his J.D. from North Carolina Central University School of Law, his M.B.A. from East Carolina University and his B.S. in accounting from Fayetteville State University.

Garrett Van de Grift, 41, has been an owner/partner of Enterprise Vending Group, Vending Corporation of America, U. S. Vending and Vending Management Consultants, the combination of which creates the largest vending management company in America, since 1997. He is also owner/partner of Suzuki Learning Centers of Buckhead and Suzuki Village, which are early childhood development facilities, since 2005 and 2007, respectively. Mr. Van de Grift is also an owner/partner of Pine Leaf Management, LLC, and Pine Leaf

Management, Inc., which manages private investment opportunities for investors. He is an officer and board member of the Marcus Jewish Community Center and the Jewish Federation of Greater Atlanta. Mr. Van de Grift received his M.B.A. from the University of Chicago, his J.D. from the University of Florida, and his B.S.B.A. from the University of North Carolina at Chapel Hill.

Set forth below is certain information relating to our executive officers who are also not directors.

Charles M. Barnwell, 49, has served as our executive vice president and chief lending officer since 2002 and as senior vice president of lending from 2000 to 2002. Mr. Barnwell received his B.B.A. in Finance from the University of Georgia.

Eugene F. Lawson III, 57, has served as our executive vice president and chief credit officer since 2003. Mr. Lawson served as vice president and credit officer at Wachovia Bank from 1987 to 2003. He received his B.S. in Management from the Georgia Institute of Technology.

Constance Perrine, C.P.A., 46, has served as our executive vice president and chief financial officer since May 2006 and previously served as our executive vice president and chief accounting officer from March 2006 to May 2006. From 1994 to March 2006, Ms. Perrine was the controller at UPS Capital, where she held accounting and finance roles. She received her B.S. in Accounting from the University of Connecticut.

Compensation of Directors and Executive Officers

Summary of Cash and Certain Other Compensation

The following table shows the compensation we paid to our Principal Executive Officer, Principal Financial Officer and the three other most highly compensated executive officers who served in such capacities during 2006, as well as the former Principal Financial Officer, for the year ended December 31, 2006 (this group comprises the Named Executive Officers “NEOs”).

Summary Compensation Table

Name and Principal Position	Year	Salary($)	Bonus ($)	Option Awards($)(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation($)(3)	Total($)
Stephen M. Klein,	2006	$345,833	$—	$—	$175,000	$—	$76,366	$597,199
Chairman of the Board and Chief Executive Officer
Constance Perrine,	2006	$123,077	$10,000	$62,230	$80,000	$—	$10,965	$286,272
Executive Vice President and Chief Financial Officer
Irwin M. Berman,	2006	$221,639	$—	$—	$112,500	$—	$24,382	$358,521
President and Chief Operating Officer
Jeffrey L. Levine,	2006	$287,500	$—	$—	$200,000	$—	$34,497	$521,997
Executive Vice President and Chief Redevelopment Lending Officer
Charles M. Barnwell,	2006	$185,000	$—	$—	$92,500	$—	$14,561	$292,061
Executive Vice President and Chief Lending Officer
Michael J. McCarthy,	2006	$135,607	$—	$—	$—	$—	$93,146	$228,753
Executive Vice President and Chief Financial Officer (2001—May 2006)

(1)	Amounts calculated utilizing the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payments. See Note 19 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006 regarding assumptions underlying valuation of equity awards.
(2)	The amounts shown consist of incentive compensation earned in the fiscal year identified but paid in full in the subsequent fiscal year.
(3)	The following table identifies and quantifies each item of compensation included in the fiscal year 2006 amounts set forth in the All Other Compensation column. The NEOs also receive group life insurance benefits and Medicare benefits which are available on a non-discriminatory basis to all employees.

Summary Other Compensation

	Automobile Allowance	Club Dues	Personal Use of Company Plane	401(k) Company Match	Severance	Total
Mr. Klein	$3,991	$13,275	$45,875	$13,225	$—	$76,366
Ms. Perrine	$—	$—	$10,965	$—	$—	$10,965
Mr. Berman	$8,200	$7,564	$—	$8,618	$—	$24,382
Mr. Levine	$5,936	$5,942	$11,400	$11,219	$—	$34,497
Mr. Barnwell	$7,392	$—	$—	$7,169	$—	$14,561
Mr. McCarthy	$—	$—	$—	$13,146	$80,000	$93,146

Grants of Plan Based Awards Table

In 2006, we granted 17,500 options to named executive officers. The exercise price for options granted prior to the Company’s September 28, 2006 initial public offering was based on the Personnel, Nominating, Compensation and Governance Committee’s estimate of the fair market value of the common stock on the date of the grant. The exercise price of options granted subsequent to the Company’s initial public offering is equal to the fair market value of the Company’s common stock at the closing market price of the stock at the last trading day prior to the option approved date. The shares were granted pursuant to the 2001 Stock Incentive Plan of Omni Financial Services, Inc., which was approved by our board of directors and shareholders. We may grant a total of 935,000 stock options under the plan to our officers, directors, and employees.

The table below details the grant of options to our NEOs and the threshold, target and maximum award opportunities of the non-equity and equity incentive plan awards applicable to the NEOs in 2006 and paid in January 2007 (as outlined below in “Pay Components”).

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise Base Price of Option Awards ($/Sh)	Closing Price on Grant Date ($/sh)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Klein	12/19/2006	12/19/2006	$140,000	$175,000	$350,000	22,640	39,620	56,601	—	—	—
Ms. Perrine	12/19/2006	12/19/2006	70,000	87,500	131,250	5,061	7,591	10,122
	03/31/2006	04/01/2006							5,000	$10.00	$10.00
	10/23/2006	10/24/2006							12,500	$10.12	$10.12
Mr. Berman	12/19/2006	12/19/2006	90,000	112,500	168,750	9,760	13,014	16,267	—	—	—
Mr. Levine	12/19/2006	12/19/2006	120,000	150,000	225,000	—	—	—	—	—	—
Mr. Barnwell	12/19/2006	12/19/2006	74,000	92,500	138,750	6,955	9,630	12,305	—	—	—
Mr. Lawson	12/19/2006	12/19/2006	70,000	87,500	131,250	5,061	7,591	10,122	—	—	—
Mr. McCarthy	12/19/2006	12/19/2006	—	—	—	—	—	—	—	—	—

(1)	All options cliff vest on the fifth year anniversary with an expiration date of ten years from the date of grant.

Outstanding Equity Awards Table

The following table shows the number of shares covered by both exercisable and non-exercisable options owned by the NEOs as of December 31, 2006. There were no outstanding stock awards as of December 31, 2006.

Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price($)	Option Expiration Date
Mr. Klein	35,000	—	$7.38	12/31/09

Ms. Perrine	5,000		$10.00	03/31/16
	—	12,500	$10.12	10/23/16

Mr. Berman	21,000	—	$3.40	02/18/12
	12,500	—	$4.24	05/31/13
	5,000	—	$6.02	05/31/14
	22,500	—	$6.70	12/31/14

Mr. Levine	25,000	—	$7.38	12/31/09

Mr. Barnwell	14,000	—	$3.40	02/18/12
	7,500	—	$4.24	05/31/13
	12,500	—	$6.70	01/01/14
	3,750	—	$6.02	05/31/14

Mr. Lawson	12,500	—	$6.70	01/01/14
	3,750		$6.02	05/31/14

Mr. McCarthy	5,000	—	$4.24	04/15/07
	2,500	—	$6.70	04/15/07
	5,000	—	$6.02	04/15/07

Option Exercise Table

The following table sets forth information with respect to the NEOs as of December 31, 2006 concerning options exercised during 2006. There were no outstanding stock awards as of December 31, 2006.

Option Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)
Mr. Klein	—	—
Ms. Perrine	—	—
Mr. Berman	—	—
Mr. Levine	—	—
Mr. Barnwell	—	—
Mr. Lawson	—	—
Mr. McCarthy	14,000	$85,400

(1)	Calculated based on the positive spread between the exercise price of the applicable option ($3.40) and the fair market value on the date of the Company’s initial public offering ($9.50 as of September 28, 2006).

COMPENSATION DISCUSSION & ANALYSIS (CD&A)

This Compensation Discussion and Analysis (“CD&A”) describes the Company’s compensation philosophy and policies for 2006 as applicable to the Company’s executives, including the Named Executive Officers (NEOs). The CD&A explains the structure and rationale associated with each material element of the NEOs’ total compensation and it provides important context for the more detailed disclosure tables and specific compensation amounts provided elsewhere in this proxy statement.

COMPENSATION PHILOSOPHY AND OBJECTIVES

The central principle of the Company’s compensation philosophy is that executive compensation should be aligned with shareholder value and determined primarily by corporate performance. The Company’s executive compensation programs are designed to achieve the primary objectives shown below.

•	Drive performance relative to the Company’s financial goals, balancing short-term operational objectives with long-term strategic goals.

•	Align executives’ long-term interests with those of shareholders.

•	Attract and retain the highly qualified executives needed to achieve the Company’s goals, and maintain a stable executive management group.

•	Deliver compensation efficiently, providing value to the executive at the least possible cost to the bank.

•	Allow flexibility in responding to changing laws, accounting standards, and business needs, as well as the constraints and dynamic conditions in the markets we serve.

•	Be responsive to the safety, soundness and other requirements of the Company’s regulators.

•

Place a considerable portion of total compensation at risk, contingent on company performance. The Personnel, Nominating, Compensation and Governance Committee (the “Committee”) believes that at least 40% of the NEOs total compensation should be at-risk.

The Company’s compensation structure is designed to position an executive’s total compensation at the average of between the 50th and 75th percentile of a peer group of comparable, high-performing banks (discussed below under “Pay Levels and Benchmarking”), assuming the Company’s performance is at expected, target levels. The Committee believes this positioning is appropriate to attract and retain top-caliber talent in a very competitive market during a period of exceptional growth and challenge to the NEOs, including the initial public offering (“IPO”) of common stock that occurred on September 28th, 2006. The competitive positioning of compensation at the average of between the 50th to the 75th percentile is comparable to the expected competitive positioning of the Company’s financial performance at targeted levels as more particularly set forth below.

For performance above target levels, the Company increases the proportion of total compensation represented by at-risk compensation. Consistent with the philosophy of linking compensation to performance, the Company’s compensation plans are designed to position total executive compensation at the average of between the 75th and 100th percentile of the peer group when the Company achieves its maximum incentive goals. The maximum incentive goals are set at levels comparable to the average of between the 75th to 100th percentile of peer financial performance (specific measures are discussed later in the CD&A), taking into account the Company’s strategic goals.

COMPENSATION-RELATED GOVERNANCE AND ROLE OF THE COMMITTEE

Committee Charter and Members

The Committee’s primary purpose is to assist the Board in discharging its responsibilities relating to compensation of the Company’s executive officers. It sets policy and makes decisions relative to executive officer benefits, bonus, incentive compensation, severance, and equity-based or other compensation plans. It also oversees preparation of executive compensation disclosures for inclusion in the Company’s proxy statement. The Charter of the Committee is available on the Company’s website (www.onb.com) and is also available in print upon request (submit request for copies of the Charter to Omni National Bank, Attention: Jean Greenland, Executive Assistant, Office of the Chairman & Chief Executive Officer, Six Concourse Parkway, Suite 2300, Atlanta, Georgia 30328.)

Interaction with Consultants

As a new public corporation, and in anticipation of the obligations of the Committee, we engaged a compensation consultant to provide input on executive compensation issues in 2006. In 2006, the Committee retained Clark Consulting to assist with this project. Clark Consulting is a firm that specializes in compensation matters for the banking industry. The consultant reports directly to the Committee through the Committee chair. All consulting projects performed by Clark Consulting are reviewed, approved and discussed with the Committee. Compensation projects with which the consultant assisted included benchmarking and tally sheet reviews of total compensation, reviewing the Company’s long-term incentive programs, implementation of equity grant guidelines and assisting with benchmarking a peer group, and making recommendations regarding base salaries, annual incentives, structured equity grants, and executive benefits. The discussion below under “Committee Actions” includes a full list of the projects.

Role of Executives in Committee Deliberations

The Committee frequently requests the C.E.O. to be present at Committee meetings to discuss executive compensation and evaluate Company and individual performance. While other executives have not attended the meetings, we may invite them to attend a Committee meeting in the future in order to provide pertinent financial or legal information. Executives in attendance may provide their insights and suggestions, but only independent Committee members may vote on decisions regarding executive compensation. We also interact with the NEOs in other capacities, such as on the board of directors, or by serving on the Loan Committee, or Audit Committee .

The Committee discusses the C.E.O.’s compensation with him, but final deliberations and all votes regarding his compensation are made in executive session, without the C.E.O. present. The Committee also determines the compensation for other NEOs, based on the C.E.O.’s recommendations and relying on input we received from Clark Consulting.

COMMITTEE ACTIVITY

In 2006 and including the month of January, 2007, the Committee met five times and took the actions listed below. Specific recommendations and compensation changes are discussed elsewhere in the CD&A under “COMPENSATION FRAMEWORK—Pay Components.”

•	Completed tally sheet analysis of total compensation for each NEO.

•	Benchmarked each component of NEOs’ current total compensation to determine competitive position.

•

Reviewed updated peer data relative to the 2001 Stock Incentive Plan of Omni Financial Services, Inc. (“the Plan”) and projected the expected plan life, based on the remaining shares available and the projected potential grants.

•	Reviewed Company and individual performance in order to determine appropriate annual salary increases and incentive awards.

•	Reviewed and approved non-equity and equity grants to the NEOs as set forth below.

COMPENSATION FRAMEWORK

The discussion of the Company’s compensation framework in this section of the CD&A describes the following three aspects of our executive compensation policies and programs:

•	Pay components—a discussion of each element of total compensation, including the rationale for each and how each component relates to the total compensation structure.

•	Pay level—the factors used to determine the compensation opportunity, or potential payment amount at different performance levels, for each pay component.

•	Relationship to performance—how the Company determines appropriate performance measures and goals for incentive plan purposes, as well as how pay levels change as a function of performance.

PAY COMPONENTS—OVERVIEW

The Company’s executive compensation program includes the components listed below.

•	Salary—fixed base pay that reflects each executive’s position, individual performance, experience, and expertise.

•	Annual Incentives—cash bonuses and non-equity incentives driven by annual performance.

•	Long-term incentives (Incentive and Non-qualified Stock Options, Restricted Stock Awards and Stock Settled Appreciation Rights) with values driven by performance over at least three years.

•	401(k) Retirement Savings Plan, which includes defined employer matching.

•

Other compensation—perquisites consistent with industry practices of comparable banks, as well as broad-based employee benefits such as medical, dental, disability, and life insurance coverage. We also determine the personal usage of the Company’s aircraft for our C.E.O. and other executives.

Salary. The Company pays its executives cash salaries intended to be competitive and take into account the individual’s experience, performance, responsibilities, and past and potential contribution to the Company. There is no specific weighting applied to the factors considered, and the Committee uses its own judgment and expertise in determining appropriate salaries within the parameters of the compensation philosophy. The Company targets salaries at the average compensation at between the 50th and 75th percentile of the peer group (described below under “Pay Level”), with flexibility to reflect other market data and each individual’s situation. At the average of between the 50th and 75th percentile, our NEOs’ base salaries are in-line with the peer group. Additionally, the NEO non-equity and equity incentives which reflect the Company’s philosophy of placing a considerable portion of total compensation at risk and linking it to performance, by having at least 40% of the NEO’s total compensation linked to actual Company performance, is also in-line with our peer group’s (described below under “Pay Level”) average compensation at between the 50th and 75th percentile.

Salary decisions also take into account the positioning of projected total compensation with target-level performance incentives. Because incentive opportunities are defined as a percentage of salary, changes in salary have a significant effect on total compensation. Prior to approving salary increases, the Committee reviews the projected total compensation based on the proposed salaries.

On January 29th, 2007, the Committee approved the compensation for all NEOs for 2007. The Committee approved the following base salaries for 2007 and for 2006 as set forth below. (It should be noted that Jeffrey Levine was designated an NEO for 2006 but not for 2007. In 2007, our Chief Credit Officer is being designated as an NEO. The chart reflects both officers):

Base Compensation for 2006 and 2007

NAME	BASE SALARY
	2006	2007
Mr. Klein	$350,000	$350,000
Ms. Perrine	$160,000	$175,000
Mr. Berman	$225,000	$225,000
Mr. Levine	$300,000	$300,000
Mr. Barnwell	$185,000	$185,000
Mr. Lawson	$155,000	$175,000

Annual Cash Incentive. The Company uses annual incentives to focus attention on current strategic priorities and drive achievement of short-term corporate objectives. Awards are provided under the terms of the 2006 Annual Executive Incentive Plan. All exempt Company employees are eligible to participate. The Committee awards individual incentive compensation only for the NEOs and approves the pool of incentive awards for all other Company employees.

In 2006, the Committee defined specific threshold, target, and maximum award opportunities as a percentage of salary for each executive, within the parameters of the approved plan. The 2006 awards were contingent primarily on performance relative to goals for:

•	Maintaining and adherence to a safe and sound banking environment (33% weighting)

•	Achieving budget (33% weighting)

•	Adherence to the Company’s strategic objective (8.25% weighting)

•	Personnel management and development (8.25% weighting)

•	Relationship with shareholders and the Board of Directors (8.25% weighting), and

•	Customer service (8.25% weighting)

The criteria were weighted to reflect the Company’s strategic objectives, with the weightings set forth above. The threshold level is based on achieving 90% of budget. If the Company fails to achieve at least 90% of its budget, no incentive award is payable. Once the Company achieves its budget, the target level is available for payment based on the foregoing award criteria, and if the Company exceeds budget, then at the discretion of the Committee, additional payments may be made. Achieving budget automatically includes metrics including: an established growth in earnings per share (which the Committee determines must exceed 15% annually over a three-year look-back basis, based on GAAP earnings), growth in the Company’s assets, an established return on shareholders’ equity (which the Committee determined should average 15% over a three-year look-back basis, based on GAAP earnings), and other criteria including credit quality, loan and securities growth rates, expansion activities, and earnings growth rates. Because of the Company’s recent IPO, the Committee considered the earnings dilution, as well as the targeted return on invested capital in light of the additional issued and outstanding shares. (For a more in-depth discussion on issues pertaining to budget, please see “Relationship to Performance” below.)

After taking into account the weighting of all criteria, the Committee determined that the annual incentive objectives for 2006 were achieved at either the targeted levels, or between the targeted and maximum levels. The following table shows the potential awards at threshold, target, and maximum, as well as each executive’s actual award as a percentage of salary.

Annual Incentive Opportunities as a Percentage of Salary for 2006 and Actual Paid in 2007

Executive	Threshold	Target	Maximum	Actual Award
Mr. Klein	40%	50%	100%	50%
Ms. Perrine	40%	50%	75%	50%
Mr. Berman	40%	50%	75%	50%
Mr. Levine	40%	50%	75%	67%
Mr. Barnwell	40%	50%	75%	50%
Mr. Lawson	40%	50%	75%	50%

Long-Term Incentives (“LTI”). The Company uses long-term incentives to encourage ownership, foster retention, and align executives’ interests with the long-term interest of shareholders. The Committee believes the retention and alignment benefits of long-term incentives are particularly important given the Company’s recent IPO.

Similar to the approach used for annual cash incentives, the Company defines award opportunities and performance goals at threshold, target, and maximum levels. When combined with other compensation components, target-level LTI awards are designed to position total compensation at the average of the 50th and 75th percentile of the peer group. Maximum LTI awards are designed to position total compensation at approximately the 99th percentile, commensurate with the competitive positioning of the Company’s financial results when maximum performance goals are achieved.

The long-term incentive awards are contingent on achieving weighted goals relative to EPS, credit quality, and efficiency over a three-year period. Target-level goals are established by the Committee and communicated to the NEOs, and are subject to further revisions based on the Company’s strategic changes over the next three years. For 2006, the Committee applied the same formula as it did for cash incentives and awarded equity incentives based on the Company’s performance. The long-term incentive award as a percentage of salary is equal to the fair value of the equity award calculated utilizing the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payments. The following table shows the potential awards at threshold, target and maximum levels, as well as the long-term incentives earned by the NEOs in 2006 which were granted in 2007.

Annual Long-Term Incentive Opportunities as a Percentage of Salary and Actual Award Granted in 2007

Executive	Threshold	Target	Maximum	Actual Award
				% of Salary	# of Options
Mr. Klein	20%	35%	50%	50%	56,634
Ms. Perrine	10%	15%	20%	20%	10,600
Mr. Berman	15%	20%	25%	25%	16,791
Mr. Barnwell	13%	18%	23%	23%	12,701
Mr. Lawson	10%	15%	20%	20%	10,600

The Committee implemented a grant methodology and communicated those goals to the NEOs in January, 2007 that cover the entire three-year period from 2007 to 2010 and defined specific long-term incentive award opportunities as a percentage of salary for each executive, similar to the approach used for the annual incentive plan awards.

The Company uses the following types of long-term incentives.

Long-Term Incentives—Stock Options. The Plan permits the issuance of incentive and non-qualified stock options. To date, all long-term incentive awards have been in the form of stock options.

In addition to long-term incentive awards of stock options, the Committee considers awards of service based stock options. The Committee did not award any service based stock options to NEOs in 2006 except for the award to Ms. Perrine, which award was in conjunction with her joining the Company. The Committee did not award service based stock options because it did not want to incur further stock dilution pending the IPO. Any decision as to service based stock option awards was deferred to 2007.

With respect to all stock option grants, in accordance with Internal Revenue Services rules and regulations, stock option awards to Mr. Klein are priced at the closing stock price on the day immediately prior to the grant of the options, plus ten (10%) percent, and have terms of no more than five years, as Mr. Klein owns more than 10% of the Company’s issued and outstanding common stock. Other NEOs (with the exception of Mr. Levine, who also owns more than 10% of the Company) may be granted awards with terms of up to ten years.

Long-Term Incentives—Restricted Shares. The Plan permits the issuance of restricted shares of stock. The Committee has established that any NEO may convert stock options (as set forth in the Plan) to restricted shares, by reducing the number of granted stock options by 65%. The vesting requirements of the restricted shares are identical to the vesting schedule of the stock options. To date, no restricted shares have been issued.

Long-Term Incentives—Stock Appreciation Rights “SARs”. Stock-settled SARs represent the right to receive the appreciation in OFSI stock price on a predetermined number of shares, with the total appreciation value paid in the form of stock. This long-term incentive device is similar to a traditional stock option in most respects; it provides an incentive for the recipient to increase the stock price from the date of grant. To date, no SAR’s have been issued.

After taking into account the weighting of all criteria, the Committee determined that the long-term incentive objectives for 2006 were achieved either at the targeted level, or between the targeted and maximum levels.

401(k) Retirement Savings Plan. The Company sponsors a 401(k) Retirement Savings Plan (the “401(k) Plan”) pursuant to which the Company matches a portion of the employees’ contribution, up to 4.5% of salary, subject to certain limitations on contributions under the Internal Revenue Code and the 401(k) Plan.

All full-time employees and part-time employees working more than 1,000 hours annually are eligible to participate. Full-time employees are eligible to participate after 90 days of employment. The NEOs participate on the same basis as all other employees of the Company. Benefits vest at a rate of twenty percent (20%) per year, and participants may receive distributions from the 401(k) Plan accounts only upon retirement, termination of employment, attainment of age 59 1/2, or financial hardship.

Other Compensation. The NEOs participate in the Company’s broad-based employee benefit plans, such as medical, dental, disability and term life insurance programs.

In 2006, Messers. Klein, Levine and Berman received reimbursement for, or payment of, their country club dues. Messers. Klein, Levine, Berman and Barnwell are supplied with a Company owned vehicle. In 2007, Ms. Perrine and Mr. Lawson will be similarly supplied with a company vehicle. Mr. Klein is provided with up to 40 hours of usage on our Company’s aircraft, for which we pay the income taxes associated with the usage. Any unused portion of the 40 hours may be accumulated for later use. We accrue for the cost of any unused hours, and any related income taxes associated therewith. Mr. Levine and Ms. Perrine were provided with limited use of our Company’s aircraft, which usage is at the discretion of Mr. Klein. We paid the income taxes associated with the usage of Mr. Levine and Ms. Perrine. (See Summary Other Compensation table above)

Summary of Pay Components. The Company uses the above portfolio of pay components to balance various objectives. The Company desires to balance short-term and long-term objectives, so annual incentives are combined with long-term incentives. To attract executives, maintain a stable team of effective leaders, and provide non-competition and other protections for the Company, the compensation framework includes components such as salaries, incentive compensation, including equity grants, and perquisites. As of this time, none of the NEOs is covered by an employment agreement, although Mr. Levine has a non-competition agreement as described in “Employment and Non-Competition Agreements and Post-Termination Payments” below. The compensation framework balances the executives’ need for current cash, security, and funds to cover taxes on long-term incentives (through components such as salary and annual incentives) with the need for alignment of executives’ long-term interests with those of shareholders (through components such as equity grants). The components provide some degree of security at the base, threshold level of compensation, while motivating executives to focus on the strategic goals that will produce both outstanding Company financial performance and long-term wealth creation for the executives.

Executive	Target Awards					Maximum Awards
	Fixed	Annual Incentive Plan	Long Term Incentive Plan	Total Variable Pay	Total Fixed and Variable Compensation	Fixed	Annual Incentive Plan	Long Term Incentive Plan	Total Variable Pay	Total Fixed and Variable Compensation
Mr. Klein	$350,000	$175,000	$122,500	$297,500	$647,500	$350,000	$350,000	$175,000	$525,000	$875,000
Ms. Perrine	175,000	87,500	26,250	113,750	288,750	175,000	131,250	35,000	166,250	341,250
Mr. Berman	225,000	112,500	45,000	157,500	382,500	225,000	168,750	56,250	225,000	450,000
Mr. Barnwell	185,000	92,500	33,300	125,800	310,800	185,000	138,750	42,550	181,300	366,300
Mr. Lawson	175,000	87,500	26,250	113,750	288,750	175,000	131,250	35,000	166,250	341,250

PAY LEVEL AND BENCHMARKING

Pay levels for executives are determined based on a number of factors, including the individual’s roles and responsibilities within the Company, the individual’s experience and expertise, the pay levels for peers within the Company, pay levels in the marketplace for similar positions and performance of the individual and the Company as a whole. The Committee is responsible for approving pay levels for the executive officers. In determining these pay levels, the Committee considers all forms of compensation and benefits, using tools such as wealth creation tally sheets to review the total value delivered through all elements of pay and the potential future value of the Committee’s current compensation decisions.

As noted earlier, the Company’s compensation structure is designed to position an executive’s total compensation at the average of between the 50th percentile and the 75th percentile of a peer group of comparable, high-performing banks, assuming the Company’s performance is at expected, targeted levels. Total compensation consists of salary, cash compensation (salary and annual cash incentives), direct compensation (cash compensation and all forms of equity compensation), and total compensation (direct compensation and all other forms of compensation, such as perquisites).

The primary data source used in setting competitive market levels for the executive officers is the information publicly disclosed by a “2006 Peer Group” of the 20 companies listed below. The peer group will be reviewed annually and may change from year-to-year. These companies, which have been carefully considered by the Committee for inclusion in the 2006 Peer Group, include banks of similar size and business strategy. This peer group is taken into consideration in selection of the compensation peer group and overlap is considered for publicly-traded banks. For our comparator group, we targeted banks with assets between $400 million and $1.2 billion, a three year asset growth of at least 75%, and a return on average equity of not less than 12% average over a three year period. We considered this group to be a “high-performing” comparable peer group.

2006 Peer Group
Company Name (Ticker)	Company Name (Ticker)
1st Centennial Bancorp (FCEN)	TIB Financial (TIBB)
First National Lincoln Corp. (FNLC)	Community Bancorp (CBON)
Smithtown Bancorp, Inc. (SMTB)	Temecula Valley Bancorp, Inc. (TMCV)
Severn Bancorp, Inc. (SVBI)	Pacific Continental Corp. (PCBK)
Pulaski Financial Bancorp, Inc. (PULB)	Intermountain Community Bancorp (IMCB)
Pacific Premier Bancorp, Inc. (PPBI)	MidSouth Bancorp, Inc. (MSL)
Alliance Bancshares California (ABNS)	San Joaquin Bancorp (SJQU)
American River Bancshares (AMRB)	BNC Bancorp (BNCN)
Access National Corp (ANCX)	Bridge Capital Holdings (BBNK)
BCB Bancorp, Inc. (BCBP)	Business Bank Corp. (BBNV)

Proxy Data Adjustments. The Committee adjusted the peer group’s actual compensation, which reflected 2005 data, by 4% for comparison purposes in determining appropriate levels of 2006 compensation.

After consideration of the data collected on external competitive levels of compensation and internal relationships within the executive group, the Committee makes decisions regarding individual executives’ target total compensation opportunities based on the need to attract, motivate and retain an experienced and effective management team.

As noted above, notwithstanding the Company’s overall pay positioning objectives, pay opportunities for specific individuals vary based on a number of factors such as scope of duties, tenure, institutional knowledge and/or difficulty in recruiting a new executive. Actual total compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of operating goals and the creation of shareholder value. In some instances, the amount and structure of compensation results from arm’s-length negotiations with executives, which reflect an increasingly competitive market for quality, proven managerial talent.

Review of Prior Amounts Granted and Realized. The Company desires to motivate and reward executives relative to driving superior future performance, so the Company does not currently consider prior stock compensation gains as a factor in determining future compensation levels.

RELATIONSHIP TO PERFORMANCE

The Committee considers the Company’s performance relative to that of the Company’s budget, as well as the peer group. The budget includes goals and targets including an annual increase in diluted earnings per share of not less than 15% annually, credit quality, asset and earnings growth objectives, and return on average shareholders’ equity. The Committee then reviews the results of the high-performing banks as identified in the peer group for their diluted earnings per share increases, growth in assets and earnings, metrics of credit quality, number of locations, whether they operate in multiple states, types of business lines and complexity thereof, and analyzes the Company’s performance against these metrics giving most weight to the annual increase in diluted earnings per share, followed by the Company’s growth in total assets, and then the Company’s return on shareholders’ equity, all on a GAAP basis.

For the past three years ending December 31st, 2006, our Company achieved the following results:

	2006	2005	2004
Core Earnings Per Share Growth	22.5%	70.8%	63.8%
Asset Growth Rate	47.33%	50.12%	49.69%
Return on Average Shareholders' Equity	20.86%	21.51%	19.13%

We then compared these statistics to our peer group using the following data at the 75th percentile of our peer group:

Peer Company	3 Yr Core EPS Growth	3 year Asset Growth	2005 GAAP ROAE	3 yr Average GAAP ROAE	Total Assets (000's)
75th Percentile	44%	155%	19.09%	18.43%	$871,312
Company	124%	230%	21.51%	18.01%	$477,005

Based on the foregoing, our Company performs at a level significantly above the peer group for three year core earnings per share growth, on a GAAP basis. We placed a 75% weight on the three year diluted earnings per share growth as we believe that shareholder value is created by increasing the Company’s diluted earnings per share. Secondly we place a factor of 12.5% on the three-year asset growth rate of the Company where we grew at a 230% pace compared to the 75th percentile of 155%. Again, our Company significantly exceeded our peer group’s performance at the 75th percentile. Finally, we measured our three year average return on average equity and weighted this at 12.5%, where we performed slightly under the 75th percentile.

In 2006, we adopted a budget calling for after-tax earnings of $4.96 million. We did not expect, nor did we anticipate or budget for the IPO in 2006. Therefore, we adjusted the budget for measuring our NEOs performance in 2006, by deducting from the budget all IPO related expenses that were not an expense of the offering and were netted from the offering proceeds. Our adjusted budget was $4.452 million, and we earned $5.614 million, exceeding adjusted budget by 26.1%. Without adjustment, management exceeded budget by 13.3%.

Our pro-forma fully-diluted earnings per share of $0.66 compares to our pro-forma fully-diluted 2005 earnings per share of $0.51, representing an increase of 29.4%. Pro-forma results are the GAAP results, adjusted to reflect the $3.69 million tax credit related to our conversion from an S-Corporation to a C-Corporation, recognized on January 1, 2006, and a combined Federal and state tax rate of 38% for the periods that we operated as an S-Corporation. We sustained dilution of 28.6% on average shares outstanding in 2006. In 2005 as compared to 2004, the peer group’s core earnings per share growth rates at the 50th percentile were 25.4%, and 43.5% at the 75th percentile. We believe our Company’s performance in 2006 will represent between the 50th and 75th percentile of the peer group’s 2006 performance when that data becomes available.

ADJUSTMENT OR RECOVERY OF AWARDS

The Company has not adopted a formal policy that enables recovery, or “clawback,” of incentive awards in the event of misstated or restated financial results. However, Section 304 of Sarbanes-Oxley does provide some ability to recover incentive awards in certain circumstances. If the Company is required to restate its financials due to noncompliance with any financial reporting requirements as a result of misconduct, the C.E.O. and C.F.O. must reimburse the Company for (1) any bonus or other incentive- or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of securities of the Company during those 12 months.

TIMING OF EQUITY GRANTS

Prior to becoming a public company, the Company did not have a formal written policy guiding the timing of equity grants. However, all past grants were priced appropriately at fair market value on the date of grant and in accordance with the terms of the Plan. On January 29th, 2007, the Company adopted a formal policy regarding the equity grant process and related controls. The grants are priced at the closing stock price the evening before the equity grant is approved at a Committee meeting. The date of the Committee meeting is not within the control of the NEOs. At a meeting on January 29th, 2007, the Committee adopted formal guidelines. The grant guidelines are designed to avoid making regular grants during regularly scheduled OFSI blackout periods, avoid having the timing of grant dates be subject to possession of material non-public information, clearly and completely document the authorization and approval of the grants including the date of authorization and approval, clearly and completely document grant terms on the authorization and approval date, and specify the use of the closing price of OFSI stock on the night before the grant date as the grant price.

STOCK OWNERSHIP GUIDELINES

The Company has not established minimum stock ownership guidelines for the NEOs since they collectively own a significant amount of Company stock.

EMPLOYMENT AND NON-COMPETITION AGREEMENTS

AND POST-TERMINATION PAYMENTS

The Company has not entered into any employment agreement with any NEO. Effective February 16, 2005, we entered into a non-solicitation, non-competition, non-disclosure and confidentiality agreement with Jeffrey Levine. The agreement provides that during his employment and for one year immediately following the cessation of his employment, Mr. Levine will not solicit any of our customers or employees with whom he had material contact (as defined in the agreement) during his employment. Additionally, during his employment and for two years immediately following the cessation of his employment, Mr. Levine has agreed not to engage in any business in which he provides services that are the same or substantially similar to those he performs for us and not to disclose any of our trade secrets or confidential information without our prior consent. In consideration of the foregoing agreements, we made a lump-sum payment of $75,000 to Mr. Levine in 2005.

In addition, we made a lump-sum payment of $80,000, representing six months salary, to our former C.F.O., Michael McCarthy, as severance upon his departure from the Company.

TAX AND ACCOUNTING CONSIDERATIONS

The Company takes into account tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. Under current accounting rules (i.e., Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payments), the company must expense the grant-date fair value of share-based grants such as options, restricted shares and stock settled SARs. The grant-date value is amortized and expensed over the vesting period of the grant. In selecting appropriate incentive devices, the Committee reviews extensive modeling analyses and considers the related tax and accounting issues.

Section 162(m) of the Internal Revenue Code places a limit on the tax deduction for compensation in excess of $1 million paid to the Chief Executive Officer and four most highly compensated executive officers of a corporation in a taxable year. All of the compensation the Company earned in 2006 by the NEOs is expected to be deductible under Section 162(m). The Committee retains the flexibility, however, to pay non-deductible compensation if it believes doing so is in the best interests of the Company.

CONCLUSION

The Committee believes the compensation programs adopted by the Company achieve the objectives of the compensation philosophy as set forth above.

Director Compensation

Our outside directors are paid an annual retainer of common stock valued at $10,000 and are annually granted options for 2,000 shares of common stock to serve as a director of both Omni Financial Services, Inc. and Omni National Bank. All stock options awarded to outside directors vest immediately at the time of the award and have an exercise price equal to the fair market value of the common stock on the date of the grant. Each director also receives cash payments of $1,000 per board meeting attended and $250 per day of attendance at committee meetings that are not held in conjunction with Omni’s regular quarterly board meetings.

Mr. Taylor, who is the chairman of the Audit Committee, receives an additional $5,000 per year for his services. Ms. Fuller-Andrews, chairperson of the Personnel, Nominating, Compensation and Governance Committee, receives an additional $3,500 per year for her services in that capacity during the year. Mr. Arnovitz, chairperson of the Bank’s Loan Committee, receives $3,500 per year in compensation for such services. Management members of the board do not receive any additional compensation for serving on the board.

Name	Fees earned or paid in cash($)	Stock Awards ($) (1)	Option Awards($) (1) (2)	Non-Equity Incentive Plan Compensation	Change in Pension Value or Non- Qualified Deferred Comp Earnings	All Other Compensation($)	Total($)
Eliot M. Arnovitz	$12,250	$7,500	$2,927	$—	$—	$0	$22,677
L. Lynnette Fuller-Andrews	$7,750	$7,500	$2,927	$—	$—	$0	$18,177
Peter Goodstein	$14,250	$7,500	$2,927	$—	$—	$0	$24,677
Barbara Babbit Kaufman	$15,000	$7,500	$2,927	$—	$—	$0	$25,427
Ulysses Taylor	$16,500	$7,500	$2,927	$—	$—	$0	$26,927

(1)	The directors are paid at the end of their one year term. Therefore, compensation related to the stock and option awards represents the expense recognized in the Company’s financial statements for the year ended December 31, 2006.
(2)	The aggregate number of option awards outstanding at the fiscal year ended December 31, 2006 are as follows: Mr. Arnovitz 14,500 options, Ms. Fuller-Andrews 7,000 options, Mr. Goodstein 9,500 options, Ms. Kaufman 750 options, and Mr. Taylor 4,500 options.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of March 9, 2007, the number of shares of our common stock beneficially owned by (1) each of our directors; (2) each of our executive officers named in the Summary Compensation Table; (3) each beneficial owner of more than 5% of our outstanding common stock; and (4) all of our executive officers and directors as a group. The address for each our directors, executive officers and other 5% shareholders is c/o of Omni Financial Services, Inc., Six Concourse Parkway, Suite 2300, Atlanta, GA 30328. Unless otherwise indicated under “Amount and Nature of Beneficial Ownership,” each person is the record owner and has sole voting and investment power with respect to his or her shares.

Name of Beneficial Owner	Beneficial Ownership (1)		Percent of Shares Beneficially Owned (2)
	Shares Owned	Right to Acquire
Directors:
Eliot M. Arnovitz (3)	362,870	14,500	3.3%
Irwin M. Berman (4)	297,139	61,000	3.1%
L. Lynette Fuller-Andrews (5)	4,729	7,000	0.1%
Peter Goodstein	31,265	9,500	0.4%
Barbara Babbit Kaufman	89,222	750	0.8%
Stephen M. Klein (6)	3,429,200	35,000	30.5%
Jeffrey L. Levine (7)	1,256,187	25,000	11.3%
Ulysses Taylor (8)	21,444	4,500	0.2%

Director Nominees:
Garrett Van de Grift	104	—	0.0%

Named Executive Officers (Non-Directors):
Charles M. Barnwell	225,794	37,750	2.3%
Michael J. McCarthy	26,500	—	0.2%
Constance Perrine	525	5,000	0.0%

All Current Directors and Executive Officers as a Group (11 persons):	5,790,125	216,250	52.0%
Other 5% Shareholders:
Chaz Y. Lazarian, Senior Vice President	652,100	36,500	6.1%

(1)	Information relating to beneficial ownership of common stock by directors is based upon information furnished by each person and upon “beneficial ownership” concepts set forth in rules under the Securities Exchange Act of 1934. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. More than one person may be deemed to be the beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial ownership. Accordingly, nominees are named as beneficial owners of shares as to which they may disclaim any beneficial interest.
(2)	Based on 11,334,807 shares of common stock of the Company outstanding immediately as of the record date of March 2, 2007, plus the number of shares which the named person exercising all options or warrants has the right to acquire within 60 days, but that no other persons exercise any options or warrants.
(3)	Includes 168,055 shares owned of record by his former spouse and as to which he has sole voting and investment power.
(4)	291,891 shares are pledged.
(5)	2,500 shares are pledged.
(6)	Includes (i) 3,305,000 shares held by Stephen M. Klein Trust, (ii) 9,500 shares held by Stephen Klein IRA, (iii) 6,400 shares held by an Irrevocable Trust for the benefit of Lindsay Klein, (iv) 9,100 shares held by an Irrevocable Trust for the benefit of Sarah Klein, (v) 9,100 shares held by an Irrevocable Trust for the benefit of Tristin Klein, and (vi) 90,100 shares held by Klein Realty.
(7)	Includes 1,256,087 shares held by Jeff and Sally Limited Partnership.
(8)	13,500 shares are pledged.

Corporate Governance

We periodically review our corporate governance policies and procedures to ensure that we meet the highest standards of ethical conduct, report results with accuracy and transparency and maintain full compliance with the laws, rules and regulations that govern our operations. As part of this periodic review, the board of directors reviews and adopts best corporate governance policies and practices for us.

Code of Ethics

We have adopted a Code of Ethics that is designed to ensure that our directors, executive officers and employees meet the highest standards of ethical conduct. The Code of Ethics, which is posted on our website at www.onb.com, requires that our directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in our best interest. Under the terms of the Code of Ethics, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics.

As a mechanism to encourage compliance with the Code of Ethics, we have adopted a policy regarding our method of receiving, retaining and treating complaints received regarding accounting, internal accounting controls or auditing matters. This policy ensures that employees may submit concerns in good faith regarding questionable accounting or auditing matters in a confidential and anonymous manner without fear of dismissal or retaliation of any kind.

Meetings and Committees of the Board of Directors

Our board of directors has appointed a number of committees, including an Audit Committee and a Personnel, Nominating, Compensation and Governance Committee. During the year ended December 31, 2006, our board and our Bank’s board of directors held eight meetings. All of our directors are determined to be independent under NASDAQ Rule 4200(a)(15) except our chief executive officer, president, and executive vice president due to their service as our employees. All of our directors and the directors of the Bank attended at least 75% of the aggregate of such board and committee meetings. Our board has adopted an attendance policy which requires our directors to attend the annual meeting unless the absence is excused in advance by our board chairman. We have established a process for our shareholders to send communications to our directors. Each of our directors may receive mail at the location of our principal executive offices at Six Concourse Parkway, Suite 2300, Atlanta, GA 30328.

The Audit Committee is composed of Ulysses Taylor (chairperson), L. Lynnette Fuller-Andrews, and Barbara Babbit Kaufman. The Audit Committee met 5 times in 2006.

The functions of the Audit Committee are set forth in its charter, which is located on our website at www.onb.com. The charter was adopted in December 2004. The Audit Committee has the responsibility of reviewing our financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The Audit Committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The Audit Committee reports its findings to the board of directors.

The Personnel, Nominating, Compensation and Governance Committee is composed of L. Lynnette Fuller-Andrews (chairperson), Eliot Arnovitz, Peter Goodstein, Ulysses Taylor and Barbara Babbit Kaufman. The committee met 4 times in 2006 and its charter is available on our website at www.onb.com.

Our Personnel, Nominating, Compensation and Governance Committee will consider director candidates recommended by shareholders who submit nominations in accordance with our bylaws. Shareholders must deliver nominations in writing either by personal delivery or by United States mail, postage prepaid, return receipt requested, to the Secretary of the company no later than (i) with respect to an election to be held at an annual meeting of shareholders, ninety days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, following the close of business on the seventh day after notice of the date on which notice of such special meeting is given to shareholder. Each notice shall set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director of the company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Our Personnel, Nominating, Compensation and Governance Committee uses a variety of methods for identifying and evaluating nominees for director. They regularly assess the appropriate size of the board of directors, and whether any vacancies are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the Personnel, Nominating, Compensation and Governance Committee considers various potential candidates for director. Candidates may come to their attention through current members of the board, shareholders, or other persons. These candidates are evaluated at regular or special meetings of the board, and may be considered at any point during the year. The Personnel, Nominating, Compensation and Governance Committee considers properly submitted shareholder recommendations for candidates. In evaluating such recommendations, the Personnel, Nominating, Compensation and Governance Committee uses the qualifications and standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the board of directors.

Report of the Personnel, Nominating, Compensation and Governance Committee

The Personnel, Nominating, Compensation and Governance Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management. In reliance on the reviews and discussions referred to above, the Personnel, Nominating, Compensation and Governance Committee recommended to our board of directors that the report be furnished in the Company’s proxy statement on SEC Schedule 14A for the fiscal year ended December 31, 2006 for filing with the SEC.

Submitted by the members of the Personnel, Nominating, Compensation and Governance Committee:

L. Lynnette Fuller-Andrews, Chair

Eliot Arnovitz

Peter Goodstein

Ulysses Taylor

Barbara Babbit Kaufman

The report of the Personnel, Nominating, Compensation and Governance Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the information contained in the report by reference, and shall not be deemed filed under such acts.

Report of the Audit Committee of the Board

The Audit Committee has reviewed and discussed with management the audited financial statements. Management has represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61. The Audit Committee has received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) and has discussed with our independent auditors the independent auditor’s independence from us and our management. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our board of directors that the audited financial statements be included in our Annual Report on SEC Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

Submitted by the members of the Audit Committee:

Ulysses Taylor, Chair

L. Lynnette Fuller-Andrews

Barbara Babbit Kaufman

Each of the members of the Audit Committee is considered independent under Rule 4350 of the NASDAQ Stock Market listing standards. Mr. Taylor is considered the “Audit Committee financial expert” as defined by the rules of the Securities and Exchange Commission as he meets the five attributes and qualifies as an “audit committee financial expert”. However, we believe that all of our committee members are capable of (i) understanding generally accepted accounting principles ("GAAP") and financial statements, (ii) assessing the general application of GAAP in connection with the accounting for estimates, accruals and reserves, (iii) analyzing and evaluating our financial statements, (iv) understanding internal controls and procedures for financial reporting, and (v) understanding Audit Committee functions, all of which are attributes of an Audit Committee financial expert under the rule adopted by the SEC. The board believes that each current member of our Audit Committee is fully qualified to monitor the performance of management, the public disclosures by the company of its financial condition and performance, our internal accounting operations, and our independent auditors.

The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the information contained in the report by reference, and shall not be deemed filed under such acts.

Oversight of Accountants; Approval of Accounting Fees

Under the provisions of its charter, the Audit Committee appoints the independent auditors for the next fiscal year, reviews and approves the auditor’s audit plans, and reviews with the independent auditors the results of the audit and management’s responses. The Audit Committee has adopted pre-approval policies and procedures for audit and non-audit services. All services to be performed by our independent auditor must be approved in advance, regardless of amount. These services may include audit services, audit related services, tax services and other services.

The independent registered public accounting firm of the Company during the year ended December 31, 2006 was Crowe Chizek and Company. Porter Keadle Moore, LLP served as the Company’s independent public accounting firm during 2005 until its replacement by Crowe Chizek and Company prior to the Company’s initial public offering in 2006. All Crowe Chizek and Company LLC services were approved in advance by the Audit

Committee. The aggregate fees billed by Crowe Chizek and Company LLC and Porter Keadle Moore, LLP during the years 2006 and 2005 are set forth in the table below:

	Crowe Chizek and Company LLC		Porter Keadle Moore, LLP
	Fiscal Year Ended December 31,		Fiscal Year Ended December 31,
Type of Fee	2006	2005	2006	2005
Audit Fees(1)	$125,000	$278,959	$50,749	$83,772
Audit Related Fees	—	—	—	—
Tax Fees(2)	—	—	46,133	27,550
All Other Fees(3)	143,724	—	70,371	10,080

(1)	Aggregate fees billed by Crowe Chizek and Company LLC and Porter Keadle Moore, LLP in connection with the audit of the Company’s annual financial statements and the review of the Company’s financial information included in its SEC Form 10-Q filings. The 2005 Crowe Chizek and Company LLC fees include fees for the re-audit of the financial statements for the years ended December 31, 2004 and 2003 that was required for the completion of our initial public offering.
(2)	Tax fees represented services which included domestic tax compliance, tax planning and consulting services for the conversion from an S-Corp to a C-Corp.
(3)	Aggregate fees billed by Crowe Chizek and Company LLC in conjunction with our initial public offering. Aggregate fees billed by Porter Keadle Moore, LLP for network vulnerability, strategic planning, and transition of auditing to Crowe Chizek and Company LLC.

Certain Relationships and Related Transactions

Interests of Management and Others in Certain Transactions

Our directors, executive officers, principal shareholders and their affiliates have been customers of Omni National Bank from time to time in the ordinary course of business, and additional transactions may take place in the future. It is our policy that these transactions be on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. We do not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to us or the Bank. Our board of directors has adopted a policy prohibiting the granting of credit to any executive officer or director. Consequently, no loans to such individuals have been outstanding since 2000. The Bank also complies with the provisions of Regulation O, which apply to the consideration of transactions with affiliates. We believe that these requirements, coupled with the Bank’s general policy and practice regarding transactions with executive officers and directors, address sufficiently the potential issues presented by transactions with related parties.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

As required by Section 16(a) of the Securities Exchange Act of 1934, our directors and executive officers and certain other individuals are required to report periodically their ownership of our common stock and any changes in ownership to the SEC. Based on a review of Forms 3, 4, and 5 and any representations made to us, it appears that these forms were filed in a timely fashion during 2006, except that a timely filing on Form 4 was not made for Mr. Barnwell (representing the purchase of stock) and Ms. Perrine (representing an option grant) due to untimely notification of the transactions.

Shareholder Proposals for the 2008 Annual Meeting of Shareholders

If shareholders wish a proposal to be included in our proxy statement relating to the 2008 annual meeting, they must deliver a written copy of their proposal to our principal executive offices no later than November 1, 2007. To ensure we have prompt receipt, the proposal should be sent certified mail, return receipt requested. Proposals must comply with our bylaws relating to shareholder proposals in order to be included in our proxy materials.

Any shareholder proposal to be made at our annual meeting, but which is not requested to be included in our proxy materials, must comply with our bylaws. Proposals must be delivered to our principal executive offices not less than 30 nor more than 60 days before the annual meeting provided, however, that if less than 31 days’ notice of the meeting is given to shareholders, such written notice must be delivered no later than 10 days after notice of the annual meeting is mailed to shareholders.

Proposal 2: Ratification of Independent Auditors

We have selected Crowe Chizek and Company LLC to serve as our independent auditors for the year ending December 31, 2007, subject to ratification of the appointment by our shareholders pursuant to this proposal. We expect that a representative from this firm will be present and available to answer appropriate questions at the annual meeting and will have the opportunity to make a statement if he or she desires to do so.

C/O Proxy Services

P.O. Box 9141

Farmingdale, NY 11735

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Savings Time on April 15, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Omni Financial Services, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Savings Time on April 15, 2007. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Omni Financial Services, Inc., c/o Proxy Services, P.O. Box 9141, Farmingdale, NY 11735.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	OMNI1 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Omni Financial Services, Inc.

1 ELECTION OF DIRECTORS: (The Board of Directors recommends a vote “FOR” all nominees listed below)		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

NOMINEES:	01) Eliot M. Arnovitz	☐	☐	☐	☐

02) Irwin M. Berman

03) L. Lynnette Fuller-Andrews

04) Peter Goodstein

05) Barbara Babbit Kaufman

06) Stephen M. Klein

07) Jeffrey L. Levine

08) Ulysses Taylor

09) Garrett Van de Grift

2 RATIFYING THE APPOINTMENT OF CROWE CHIZEK AND COMPANY LLC AS THE COMPANY’S INDEPENDENT AUDITORS FOR 2007 (The Board of Directors recommend a vote “FOR” this proposal.)		For	Against	Abstain

		☐	☐	☐

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Signature (Joint Owners) Date

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Stephen M. Klein and Irwin M. Berman, and each of them, with full power of substitution, the proxy or proxies of the undersigned to vote all shares of Common Stock of Omni Financial Services, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company, to be held at Crowne Plaza Ravinia (Perimeter Center), 4355 Ashford Dunwoody, Atlanta, GA 30346, on April 17, 2007 at 8:00 a.m. EDT and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. (IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2)

Please sign exactly as the name appears on the reverse. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership or Limited Liability Company, then please sign in the entity name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.